Exhibit 99.1

ENTRAVISION COMMUNICATIONS ENTERS INTO

NEW SECURED BANK CREDIT FACILITY

SANTA MONICA, CALIFORNIA, May 31, 2013 – Entravision Communications Corporation (NYSE: EVC), a diversified Spanish-language media company, today announced it has entered into a new secured bank credit facility (the “New Facility”), consisting of a $30 million revolving credit facility and a $20 million term loan, and a $375 million delayed-draw term loan which may be drawn on a date of the company’s choosing between August 1, 2013 and August 15, 2013. The New Facility replaces the company’s existing $30 million revolving credit facility and $20 million term loan facility.

Entravision currently anticipates that it will use proceeds from the $375 million delayed-draw term loan to (i) repay in full the $20 million term loan under the New Facility, (ii) redeem in full all of the Company’s 8.75% Senior Notes due 2017, and (iii) pay fees and expenses in connection the New Facility. The Company intends to use any future borrowings under the new revolving credit facility to, among other things, fund its working capital needs and other general corporate purposes.

“As a result of our new credit facility, we will substantially improve our capital structure, providing us with additional financial flexibility as we continue to execute our strategic plan to further strengthen our diversified media platform and fully capitalize on the growth of the nation’s Latino population,” said Walter F. Ulloa, Entravision’s Chairman and Chief Executive Officer.

Entravision’s borrowings under the New Facility will bear interest on the outstanding principal amount from the date when made at a rate per annum equal to either: (i) the Base Rate (as defined in the New Facility) plus the Applicable Margin (as defined in the New Facility); or (ii) LIBOR (as defined in the New Facility) plus the Applicable Margin (provided, however, that in no event shall LIBOR with respect to the new delayed-draw term loan be less than 1.00% per annum). As defined in the New Facility, “Applicable Margin” means:

(a) with respect to the new term loans (i) if a Base Rate loan, one and one half percent (1.50%) per annum and (ii) if a LIBOR rate loan, two and one half percent (2.50%) per annum; and

(b) with respect to loans under the new revolving credit facility:

(i) for the period commencing on the closing date through the last day of the calendar month during which financial statements for the fiscal quarter ending June 30, 2013 are delivered: (A) if a Base Rate loan, one and one half percent (1.50%) per annum and (B) if a LIBOR rate loan, two and one half percent (2.50%) per annum; and

(ii) thereafter, the Applicable Margin for loans under the new revolving credit facility shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable First Lien Net Leverage Ratio (as defined under the New Facility) then in effect pursuant to the appropriate column under the table below:

First Lien Net Leverage Ratio	LIBOR Margin	Base Rate Margin
≥ 4.50 to 1.00	2.50%	1.50%
< 4.50 to 1.00	2.25%	1.25%

Additional details regarding the New Facility are provided in the company’s Current Report on Form 8-K dated today, filed with the Securities and Exchange Commission.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

About Entravision Communications Corporation:

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Latino consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMas network, with television stations in 19 of the nation’s top 50 Latino markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Latino broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Contacts:

For Entravision:

Mike Smargiassi / Kathleen Hopkins

Brainerd Communicators, Inc.

smarg@braincomm.com / khopkins@braincomm.com

212-986-6667